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                                                                      EXHIBIT 12

                      NORAM ENERGY CORP. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)

                                          1997(A)      1996       1995       1994       1993
                                          --------   --------   --------   --------   --------
Income from Continuing Operations.......  $ 66,722   $ 95,138   $ 65,529   $ 51,291   $ 39,935
Income Taxes for Continuing
  Operations............................    55,781     66,352     55,379     34,372     46,481
Non-Utility Interest Capitalized........         0          0          0          0          0
                                          --------   --------   --------   --------   --------
                                           122,503    161,490    120,908     85,663     86,416
                                          --------   --------   --------   --------   --------
Fixed Charges:
  Interest..............................   126,912    130,592    155,584    167,384    169,857
  Amortization of Debt Discount and
     Expense............................     3,086      3,582      3,483      3,312      3,421
  Portion of Rents Considered to
     Represent an Interest Factor.......     7,988     10,083     16,215     11,292     10,402
                                          --------   --------   --------   --------   --------
          Total Fixed Charges...........   137,986    144,257    175,282    181,988    183,680
                                          --------   --------   --------   --------   --------
Earnings................................  $260,489   $305,747   $296,190   $267,651   $270,096
                                          ========   ========   ========   ========   ========
Ratio of Earnings to Fixed Charges......      1.89       2.12       1.69       1.47       1.47
                                          ========   ========   ========   ========   ========

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(A)  1997 amounts combine NorAm's pre-Merger amounts for the seven months ended
     July 31, 1997 with NorAm's post-merger amounts for the five months ended December 31, 1997, including purchase accounting adjustments reflecting a new basis of accounting.